Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Allied Motion Technologies Inc.:

We consent to the use of our report dated March 17, 2007 with respect to the consolidated balance sheets of Allied Motion Technologies Inc. and subsidiaries as of December 31, 2006, and the related consolidated statements of operations, stockholders’ investment and comprehensive income and cash flows for the year then ended and the related financial statement schedule, which report appears in the December 31, 2006 annual report on Form 10-K of Allied Motion Technologies Inc.

February15, 2008

Denver, Colorado

/s/ Ehrhardt Keefe Steiner & Hottman PC